CHESTER VALLEY BANCORP INC.
                         REPORTS THIRD QUARTER EARNINGS

FOR IMMEDIATE RELEASE

FRIDAY APRIL 29, 2005

CONTACT: JOSEPH T. CROWLEY
         TREASURER & CHIEF FINANCIAL OFFICER
         (610) 269-9700 EXT. 3085

Downingtown - Chester Valley Bancorp Inc. announces that the Company posted earnings of $194 thousand for its third quarter ended March 31, 2005. Excluding charges related to the prepayment of Federal Home Loan Bank borrowings of $1.6 million and approximately $439 thousand in merger and integration charges related to the Company's previously announced acquisition by Willow Grove Bancorp, the Company's pre-tax operating income (income before income taxes excluding gains or losses on the sale of investment securities) increased 17.3% to $2.1 million for the quarter ended March 31, 2005 from $1.8 million for the quarter ended March 31, 2004. As previously disclosed in a Form 8-K filed with the Securities and Exchange Commission, the Company prepaid approximately $21.0 million in Federal Home Loan Bank Borrowings with an average cost of 5.95%, resulting in a prepayment penalty of approximately $1.6 million. Coincident with the repayment of the borrowings, the Company sold approximately $10.7 million in residential mortgage loans with an average yield of approximately 5.23%. At the time of the repayment, a rise in market interest rates resulted in an approximate $500 thousand reduction in the prepayment penalty and therefore the company elected to repay the borrowings as it was contemplated as part of the acquisition and would be beneficial to future operations on a stand alone basis. On a diluted share basis, the Company earned $0.04 per diluted share for the quarter ended March 31, 2005 as compared to $0.30 for the quarter ended March 31, 2004. Earnings for the nine months ended March 31, 2005 were $3.321 million as compared to $4.718 million for same period in 2004. Diluted earnings per share were $0.62 for the nine months ended March 31, 2005 and $0.90 for the same period in 2004.

On January 21, 2005, the Company announced it signed a definitive agreement with Willow Grove Bancorp, Inc. to combine their companies and their respective subsidiary banks, Willow Grove Bank and First Financial Bank. To date, the merger process is moving forward as scheduled, and will be voted on by each company's shareholders at special meetings to be held on June 14, 2005. For more information, please refer to the Company's joint proxy/prospectus filed with the Securities and Exchange Commission on April 27, 2005.

Donna Coughey President and CEO commented, "The need for locally managed, community-oriented banking has never been greater. Together, Willow Grove Bancorp and Chester Valley Bancorp will serve some of the fastest -growing and most attractive markets in Southeastern Pennsylvania. We will form the foundation of a super-community bank that provides a broad range of consumer and commercial banking products, have a higher legal lending limit, and an expanded branch and ATM network to customers. We look forward to the completion of the transaction and a new era in banking in Southeastern Pennsylvania."

While earnings were negatively impacted by the above noted charges, the Company reported net interest income of $5.4 million and $15.7 million for the three and nine months ended March 31, 2005, respectively. This compares to $4.7 million and $14.2 million for the comparable periods ended March 31, 2004, respectively. This represents a 14.1% increase for the quarter and a 10.8% increase for the year to date results. After years of pressure and a resulting decline in the Company's net interest margin, the Federal Reserve Bank's recent rate hikes along with the growth experienced within the loan portfolio, have positively impacted the Company's net interest margin. The net interest margin (computed on a fully tax equivalent basis) increased to 3.52% during the quarter from 3.50% for the quarter ended December 31, 2004. This represents the fourth consecutive sequential quarter in which the Company has experienced an increase in its net interest margin. Potential future increases in short-term interest rates as well as the above borrowings repayment should have a positive impact on the Company's net interest margin and earnings, as the Company continues to be asset sensitive.

Non-interest income remained relatively flat for the quarter ended March 31, 2005 as compared to the quarter ended March 31, 2004. Reductions in gains on the sale of securities and investment services income were off-set by increases in service charges and fees as well as gains on the sale of loans. Loan sales increased as a result of the above noted loan sale as well as increased sales volume due largely to a change in the platform on which the Company originates its residential mortgage loans held for sale. Service charges and fees increased due to increases in deposit fees resultant from a growth in transaction type deposit accounts (i.e. Consumer and business checking, money market and savings) as well as a fee earned on a commercial mortgage loan.

Operating expenses increased for the quarter ended March 31, 2005 as compared to the quarter ended March 31, 2004, due primarily to the afore-mentioned prepayment penalty on borrowings and the merger and integration costs. Additionally, legal expenses increased by approximately $115 thousand in connection with services provided in relation to the Company's complying with the subpoena from the Securities and Exchange Commission as previously disclosed in the Form 8-K filed on March 16, 2005 with the Securities and Exchange Commission. Additionally, compensation and benefits increased as a result of normal salary increases for the year as well as the Company's significant investment in its future. The Company expanded its retail brokerage business personnel in September 2004. Additionally, on a yearly comparison, the Bank hired six lending and private-banking relationship managers who became available as a result of the consolidation within the local community banking market experienced over the last twelve months. In addition the Bank expanded its branch network through the Coatesville and Avondale branch acquisitions from PNC National Bank in March 2004 and December 2004, respectively. Additionally, in August 2004, the Bank opened a loan production office in Plymouth Meeting, Montgomery County, Pennsylvania, an area that was largely impacted by the afore-mentioned consolidation; and a Private Client office in West Chester Borough in June 2004 to better serve the complex needs of affluent clients and the professionals who handle their business affairs. As with other institutions, the Company has incurred increased costs related to the implementation of the final rules of Section 404 of the Sarbanes-Oxley Act of 2002.

At March 31, 2005, total assets increased to $674.4 million as compared to total assets of $642.1 million at June 30, 2004, or 5.0%. At March 31, 2005, net loans receivable increased by $34.7 million or 8.8% to $429.8 million as compared to $395.1 million at June 30, 2004. For the quarter ended March 31, 2005, the loan portfolio (excluding the afore-mentioned sale of single family mortgages) increased $16.9 million or 4.0% as compared to net loans receivable at December 31, 2004. The growth continues to be concentrated in construction and commercial loans.

The loan growth was funded primarily through a reduction in interest-bearing deposits as well as deposit growth, both internally and as a result of the Avondale branch acquisition. As in the prior quarter, the Company continues to have a large amount in undisbursed closed construction and commercial loans available for future funding, which aggregate $72.5 million at March 31, 2005. Additionally, at March 31, 2005, the pipeline remains strong at approximately $44.8 million, mostly in commercial and construction loans. The loans are at various stages of the commitment and customer acceptance process. The ultimate closing of these loans is dependent upon a number of factors including but not limited to; (a) competition within the marketplace, (b) changes in interest rates during the process and (c) other factors impacting the customer. At March 31, 2005, the Company's non-performing assets to total assets declined to 0.52% from 0.54% at December 31, 2004. Additionally, the allowance for loan losses to non-performing loans increased to 200.0% at March 31, 2005 from 190.5% at December 31, 2004. The improved credit quality measurements were attributed primarily to improvement in the balance of classified loans.

Donna Coughey, President and CEO added, "While loan demand remains strong, the competition within our market is intense for both loans and deposits. The anticipated continued rising interest rate environment could, however, pose a challenge in maintaining the type of deposit growth experienced in the more recent years as the competition becomes aggressive in its pricing strategies to maintain and/or increase market share. However, the successful acquisition of the Avondale and Coatesville branches from PNC National Bank and the future opening of a de novo branch in Oxford provide us with growth opportunities not available to the Bank in past years. We will continue to seek opportunities to enhance our existing branch networks through both external acquisitions as well as internal growth."

Chester Valley Bancorp Inc. is the parent company of both First Financial Bank and Philadelphia Corporation for Investment Services. First Financial's executive offices are located in Downingtown, Pennsylvania with branches in Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle Square, Coatesville, Avondale and West Chester. Philadelphia Corporation has offices in Wayne and Philadelphia. Additionally, the Company will open a thirteenth branch in the future in Oxford, Chester County, Pennsylvania.

Chester Valley Bancorp stock is traded on the NASDAQ market under the symbol "CVAL".


FORWARD LOOKING STATEMENTS. A number of the matters discussed in this message that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding the combined company, including expected synergies resulting from the merger of Willow Grove Bancorp and Chester Valley Bancorp, future banking plans, and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the result of the review of the proposed merger by various regulatory agencies, and any conditions imposed on the new company in connection with consummation of the merger; approval of the merger by the shareholders of Willow Grove Bancorp and Chester Valley Bancorp and satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Willow Grove Bancorp's and Chester Valley Bancorp's respective reports filed with the SEC, including each company's annual report on Form 10-K for the year ended June 30, 2004 and quarterly report on Form 10-Q for the quarter ended December 31, 2004. This message speaks only as of its date, and Willow Grove Bancorp and Chester Valley Bancorp each disclaims any duty to update the information herein.

ADDITIONAL INFORMATION AND WHERE TO FIND IT. In connection with the proposed merger, a registration statement on Form S-4 was filed with the SEC on March 28, 2005. WILLOW GROVE BANCORP AND CHESTER VALLEY BANCORP SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT ARE A PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. The final joint proxy statement/prospectus will be mailed to shareholders of Willow Grove Bancorp and Chester Valley Bancorp. Shareholders will be able to obtain the documents free of charge at the SEC's website, www.sec.gov, from Willow Grove Bancorp by calling Christopher E. Bell or from Chester Valley Bancorp by calling Joseph Crowley.

PARTICIPANTS IN SOLICITATION. Willow Grove Bancorp, Chester Valley Bancorp and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information concerning persons who may be considered participants in the solicitation of Willow Grove Bancorp's shareholders is set forth in the proxy statement dated October 8, 2004, for Willow Grove Bancorp's 2004 annual meeting of shareholders as filed with the SEC on Schedule 14A. Information concerning persons who may be considered participants in the solicitation of Chester Valley Bancorp's shareholders is set forth in the proxy statement dated September 10, 2004, for Chester Valley Bancorp's 2004 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Willow Grove Bancorp and Chester Valley Bancorp in the solicitation of proxies in respect of the merger is included in the registration statement and joint proxy statement/prospectus filed with the SEC.


                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                             (Dollars in Thousands)

                                                                       MARCH 31,    JUNE 30,
                                                                         2005         2004
                                                                      ----------   ----------
ASSETS
   Cash in banks                                                      $   14,003   $   12,844
   Interest-bearing deposits                                               2,541       15,352
                                                                      ----------   ----------
      TOTAL CASH AND CASH EQUIVALENTS                                     16,544       28,196
                                                                      ----------   ----------
   Trading account securities                                                 13            8
   Investment securities available for sale                              130,698      130,089
   Investment securities held to maturity (fair value -
      March 31, 2005, $60,341
      June 30, 2004, $57,779)                                             61,352       59,384

   Loans held for sale                                                       747          538

   Loans receivable                                                      436,984      401,965
      Deferred fees                                                         (420)        (508)
      Allowance for loan losses                                           (6,793)      (6,331)
                                                                      ----------   ----------
         Loans receivable, net                                           429,771      395,126
                                                                      ----------   ----------

   Accrued interest receivable                                             3,236        2,652
   Property and equipment - net                                           14,083       13,009
   Bank owned life insurance                                               5,579        5,414
   Real estate owned                                                          54           54
   Goodwill                                                                2,416        1,171
   Intangible assets                                                         806          384
   Other assets                                                            9,102        6,083
                                                                      ----------   ----------
      TOTAL ASSETS                                                    $  674,401   $  642,108
                                                                      ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
 Liabilities:
   Deposits                                                           $  456,936   $  427,103
   Securities sold under agreements to repurchase                         21,875       27,216
   Advance payments by borrowers for taxes and insurance                     977        1,433
   Federal Home Loan Bank advances                                       127,086      120,963
   Trust preferred securities                                             10,310       10,310
   Accrued interest payable                                                  736          679
   Other liabilities                                                       2,249        2,147
                                                                      ----------   ----------
      TOTAL LIABILITIES                                                  620,169      589,851
                                                                      ----------  ----------

   Stockholders' Equity:
   Preferred stock - $1.00 par value;
      5,000,000 shares authorized; none issued                                --           --
   Common stock - $1.00 par value;
      10,000,000 shares authorized;
      5,161,911 and 4,876,484 shares issued and outstanding
      at March 31, 2005 and June 30, 2004, respectively                    5,162        4,876
   Additional paid-in capital                                             41,527       36,247
   Retained earnings - partially restricted                               10,149       13,303
   Treasury stock (612 and 583 shares at March 31, 2005 and June 30,
      2004, respectively, at cost)                                           (13)         (13)
   Accumulated other comprehensive income (loss)                          (2,593)      (2,156)
                                                                      ----------   ----------
      TOTAL STOCKHOLDERS' EQUITY                                          54,232       52,257
                                                                      ----------   ----------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $  674,401   $  642,108
                                                                      ==========   ==========


                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollars in Thousands, Except for Per Share Amounts)

                                                                   THREE MONTHS ENDED MARCH 31,
                                                                   ----------------------------
                                                                        2005          2004
                                                                   ------------    ------------
INTEREST INCOME:
   Loans                                                             $    6,378    $    5,690
   Mortgage-backed securities                                               431           396
   Interest-bearing deposits                                                 39            16
   Investment securities:
      Taxable                                                             1,300           844
      Non-taxable                                                           339           423
                                                                     ----------    ----------
      TOTAL INTEREST INCOME                                               8,487         7,369
                                                                     ----------    ----------
INTEREST EXPENSE:
   Deposits                                                               1,419         1,258
   Securities sold under agreements to repurchase                            87            21
   Short-term borrowings                                                     65            70
   Long-term borrowings                                                   1,501         1,275
                                                                     ----------    ----------
      TOTAL INTEREST EXPENSE                                              3,072         2,624
                                                                     ----------    ----------
NET INTEREST INCOME                                                       5,415         4,745
   Provision for loan losses                                                112           180
                                                                     ----------    ----------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                 5,303         4,565
                                                                     ----------    ----------
OTHER INCOME:
   Investment services income                                             1,014         1,096
   Service charges and fees                                               1,037           716
   Gain on the sale of:
      Loans                                                                 129            15
      Available for sale                                                     32           378
   Other                                                                    110           108
                                                                     ----------    ----------
      TOTAL OTHER INCOME                                                  2,322         2,313
                                                                     ----------    ----------
OPERATING EXPENSES:
   Salaries and employee benefits                                         3,092         2,825
   Occupancy and equipment                                                  867           752
   Data processing                                                          272           278
   Advertising                                                              114            89
   Deposit insurance premiums                                                15            15
   Merger and integration charges                                           439            --
   Debt prepayment fees                                                   1,608            --
   Other                                                                  1,173           785
                                                                     ----------    ----------
      TOTAL OPERATING EXPENSES                                            7,580         4,744
                                                                     ----------    ----------
   Income before income taxes                                                45         2,134
   Income tax (benefit) Expense                                            (149)          528
                                                                     ----------    ----------
      NET INCOME                                                     $      194    $    1,606
                                                                     ==========    ==========
EARNINGS PER SHARE (1)
   Basic                                                             $     0.04    $     0.32
                                                                     ==========    ==========
   Diluted                                                           $     0.04    $     0.30
                                                                     ==========    ==========
DIVIDENDS PER SHARE PAID DURING PERIOD (1)                           $     0.11    $     0.10
                                                                     ==========    ==========
WEIGHTED AVERAGE SHARES OUTSTANDING (1)
   Basic                                                              5,154,885     5,096,848
                                                                     ==========    ==========
   Diluted                                                            5,399,024     5,292,764
                                                                     ==========    ==========

(1) Earnings per share, dividends per share and weighted average shares outstanding have been restated to reflect the effects of the 5% stock dividend paid in September 2004


                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (Dollars in Thousands, Except for Per Share Amounts)

                                                                    NINE MONTHS ENDED MARCH 31,
                                                                    ---------------------------
                                                                         2005         2004
                                                                      ----------   ----------
INTEREST INCOME:
   Loans                                                              $   18,280   $   17,682
   Mortgage-backed securities                                              1,217        1,145
   Interest-bearing deposits                                                  74           47
   Investment securities:
      Taxable                                                              3,905        2,040
      Non-taxable                                                          1,030        1,320
                                                                      ----------   ----------
      TOTAL INTEREST INCOME                                               24,506       22,234
                                                                      ----------   ----------
INTEREST EXPENSE:
   Deposits                                                                4,075        3,996
   Securities sold under agreements to repurchase                            201           79
   Short-term borrowings                                                     270          130
   Long-term borrowings                                                    4,228        3,833
                                                                      ----------   ----------
      TOTAL INTEREST EXPENSE                                               8,774        8,038
                                                                      ----------   ----------
NET INTEREST INCOME                                                       15,732       14,196
   Provision for loan losses                                                 470          856
                                                                      ----------   ----------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                 15,262       13,340
                                                                      ----------   ----------
OTHER INCOME:
   Investment services income                                              3,202        3,204
   Service charges and fees                                                2,644        2,243
   Gain on the sale of:
      Loans                                                                  282          100
      Available for sale
                                                                             290        1,012
   Other                                                                     346          338
                                                                      ----------   ----------
      TOTAL OTHER INCOME                                                   6,764        6,897
                                                                      ----------   ----------
OPERATING EXPENSES:
   Salaries and employee benefits                                          8,944        7,955
   Occupancy and equipment                                                 2,350        2,176
   Data processing                                                           796          737
   Advertising                                                               277          168
   Deposit insurance premiums                                                 47           46
   Merger and integration charges                                            439           --
   Debt prepayment fees                                                    1,608           --
   Other                                                                   3,260        2,961
                                                                      ----------   ----------
      TOTAL OPERATING EXPENSES                                            17,721       14,043
                                                                      ----------   ----------
   Income before income taxes                                              4,305        6,194
   Income tax expense                                                        984        1,476
                                                                      ----------   ----------
      NET INCOME                                                      $    3,321   $    4,718
                                                                      ==========   ==========
EARNINGS PER SHARE (1)
   Basic                                                              $     0.65   $     0.93
                                                                      ==========   ==========
   Diluted                                                            $     0.62   $     0.90
                                                                      ==========   ==========
DIVIDENDS PER SHARE PAID DURING PERIOD (1)                            $     0.32   $     0.30
                                                                      ==========   ==========
WEIGHTED AVERAGE SHARES OUTSTANDING (1)
   Basic                                                               5,141,423    5,074,308
                                                                      ==========   ==========
   Diluted                                                             5,334,583    5,264,381
                                                                      ==========   ==========

(1) Earnings per share, dividends per share and weighted average shares outstanding have been restated to reflect the effects of the 5% stock dividend paid in September 2004


                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS

                                                        THREE MONTHS ENDED               NINE MONTHS ENDED
                                                            MARCH 31,                        MARCH 31,
                                                   -----------------------------    -----------------------------
                                                       2005             2004             2005            2004
                                                   ------------    -------------    -------------   -------------
Average interest rate spread (2)                       3.43%            3.36%            3.44%           3.41%
Net yield on average interest-earning assets (2)       3.52%            3.48%            3.50%           3.47%
Ratio of average interest-earning
   assets to average interest-bearing liabilities       1.03   X         1.05   x         1.04  X         1.05   x
Non-performing assets to total assets                  0.52%            0.69%            0.52%           0.69%
Allowance for loan loss to total loans                 1.58%            1.58%            1.58%           1.58%
Return on equity                                       1.41%           12.20%            8.17%          12.33%
Return on assets                                       0.12%            1.06%            0.67%           1.05%
Book value per common share (1)                       $10.51           $10.44           $10.51          $10.44
Closing price of common stock at end of
   period (1)                                         $25.50           $20.86           $25.50          $20.86
Number of full-service offices at end of period           13               11               13              11

(1) Per share amounts have been restated to reflect the effects of the 5% stock dividend paid in September 2004.
(2)  Percentages are presented on a taxable equivalent basis.


The following details the tax equivalent adjustments in the above table:


                                                 THREE MONTHS ENDED MARCH 31,
                    ----------------------------------------------------------------------------------------
                                        2005                                         2004
                    ------------------------------------------    ------------------------------------------
                      INTEREST          TAX         ADJUSTED         INTEREST         TAX         ADJUSTED
                       INCOME       ADJUSTMENT       INCOME           INCOME      ADJUSTMENT       INCOME
                    ------------------------------------------    ------------------------------------------
                                                    (Dollars in thousands)
Loans                    $ 6,378         $   29       $ 6,407          $ 5,690         $   15       $ 5,705
Investments                2,109            127         2,236            1,679            158         1,837
                    ------------------------------------------    ------------------------------------------
Total                    $ 8,487         $  156       $ 8,643          $ 7,369         $  173       $ 7,542
                    ==========================================    ==========================================


                                                  NINE MONTHS ENDED MARCH 31,
                    ----------------------------------------------------------------------------------------
                                        2005                                         2004
                    ------------------------------------------    ------------------------------------------
                      INTEREST          TAX         ADJUSTED         INTEREST         TAX         ADJUSTED
                       INCOME       ADJUSTMENT       INCOME           INCOME      ADJUSTMENT       INCOME
                    ------------------------------------------    ------------------------------------------
                                                    (Dollars in thousands)
Loans                   $ 18,280         $   67      $ 18,347         $ 17,682         $   45      $ 17,727
Investments                6,226            384         6,610            4,552            494         5,046
                    ------------------------------------------    ------------------------------------------
Total                   $ 24,506         $  451      $ 24,957         $ 22,234         $  539      $ 22,773
                    ==========================================    ==========================================